                                                                EXHIBIT 5.1

                         Wilson Sonsini Goodrich & Rosati
                             PROFESSIONAL CORPORATION

                                  April 7, 2000



Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California  95035

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to Adaptec, Inc., a Delaware corporation (the "Company" or "you"), and have examined the Company's registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 7, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 22,020 shares of common stock, $0.001 par value per share (the "Shares") reserved for issuance under the Wild File, Inc. 1999 Incentive Stock Option Plan and Wild File, Inc. 1994 Stock Option Plan (collectively, the "Plans").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings to be taken in connection with the sale and issuance of the Shares under the Plans. It is our opinion that the Shares, when sold and issued in the manner referred to under the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Sincerely,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI